Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in millions, Unaudited)	2012	2011	V %	2012	2011	V %

Revenues
Revenues from services	$11,741	$11,545		$45,920	$48,920
Sales of goods	29	32		119	148
Total revenues	11,770	11,577	2%	46,039	49,068	(6)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,237	4,883		19,512	20,582
Interest	2,708	3,128		11,697	13,866
Investment contracts, insurance losses and insurance
annuity benefits	713	745		2,984	3,059
Provision for losses on financing receivables	1,163	1,058		3,891	3,951
Total costs and expenses	9,821	9,814	—%	38,084	41,458	(8)%

Earnings from continuing operations before
income taxes	1,949	1,763	11%	7,955	7,610	5%
Benefit (provision) for income taxes	(124)	(65)		(491)	(899)
Earnings from continuing operations	1,825	1,698	7%	7,464	6,711	11%

Earnings (loss) from discontinued operations,
net of taxes	(305)	(240)		(1,186)	(74)

Net earnings	1,520	1,458	4%	6,278	6,637	(5)%
Less net earnings attributable to
noncontrolling interests	17	38		63	127
Net earnings attributable to GECC	1,503	1,420	6%	6,215	6,510	(5)%
Preferred stock dividends declared	(123)	—		(123)	—
Net earnings attributable to GECC common shareowner	$1,380	$1,420	(3)%	$6,092	$6,510	(6)%

Amounts attributable to GECC:
Earnings from continuing operations	$1,808	$1,660	9%	$7,401	$6,584	12%
Earnings (loss) from discontinued operations, net of taxes	(305)	(240)		(1,186)	(74)
Net earnings attributable to GECC	$1,503	$1,420	6%	$6,215	$6,510	(5)%

(1)

General Electric Capital Corporation
Summary of Operating Segments

	Three months ended December 31,				Twelve months ended December 31,
(Dollars in millions, Unaudited)	2012	2011	V	%	2012	2011	V	%

Revenues
Commercial Lending and Leasing (CLL)	$4,150	$4,392	(6)%		$16,857	$18,178	(7)%
Consumer	3,979	3,744	6%		15,579	16,767	(7)%
Real Estate	994	878	13%		3,654	3,712	(2)%
Energy Financial Services	422	292	45%		1,508	1,223	23%
GE Capital Aviation Services (GECAS)	1,397	1,345	4%		5,294	5,262	1%
Total segment revenues	10,942	10,651	3%		42,892	45,142	(5)%
GECC corporate items and eliminations	828	926	(11)%		3,147	3,926	(20)%
Total revenues	$11,770	$11,577	2%		$46,039	$49,068	(6)%

Segment profit
CLL	$544	$777	(30)%		$2,423	$2,720	(11)%
Consumer	755	617	22%		3,240	3,703	(13)%
Real Estate	309	(153)	F		803	(928)	F
Energy Financial Services	107	110	(3)%		432	440	(2)%
GECAS	343	315	9%		1,220	1,150	6%
Total segment profit	2,058	1,666	24%		8,118	7,085	15%
GECC corporate items and eliminations	(250)	(6)	U		(717)	(501)	(43)%
Earnings from continuing operations
attributable to GECC	1,808	1,660	9%		7,401	6,584	12%
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	(305)	(240)	(27)%		(1,186)	(74)	U
Net earnings attributable to GECC	$1,503	$1,420	6%		$6,215	$6,510	(5)%

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General Electric Capital Corporation
Condensed Statement of Financial Position

	December 31,	December 31,
(In billions, Unaudited)	2012	2011

Assets
Cash & marketable securities	$110.2	$124.1
Inventories	0.1	0.1
Financing receivables - net	269.0	288.8
Property, plant & equipment - net	53.7	51.4
Goodwill & intangible assets	28.6	28.8
Other assets	76.3	88.9
Assets of businesses held for sale	0.2	0.7
Assets of discontinued operations	1.1	1.7

Total assets	$539.2	$584.5

Liabilities and equity
Borrowings and bank deposits	$397.3	$443.1
Investment contracts, insurance liabilities and insurance annuity benefits	28.7	30.2
Other liabilities	28.1	31.6
Liabilities of businesses held for sale	0.2	0.3
Liabilities of discontinued operations	2.3	1.5
GECC shareowners' equity	81.9	77.1
Noncontrolling interests	0.7	0.7

Total liabilities and equity	$539.2	$584.5

(3)